Exhibit 99.7

List of Reporting Persons

1.	Paul Marciano, in his individual capacity

2.	Maurice Marciano, in his individual capacity

3.	Carlos Alberini, in his individual capacity

4.	Michael Karlin, as the sole member of the tax committee of Palma Fiduciary, LLC for the MM 2020 Exempt Trust

5.	Steven Lockshin, as the sole member of the tax committee of Palma Fiduciary, LLC for the PM 2021 Exempt Trust

6.	Olivia Marciano, as the sole member of the investment committee of Palma Fiduciary, LLC for the Maurice Marciano Charitable Remainder Unitrust II and as a director of the Maurice & Paul Marciano Art Foundation and the Maurice Marciano Family Foundation

7.	William F. Payne, as the investment director for MM CRUT II LLC, as the sole member of the investment committee of Palma Fiduciary, LLC for the Maurice Marciano Charitable Remainder Unitrust and as a director of the Maurice & Paul Marciano Art Foundation and the Maurice Marciano Family Foundation

8.	Mark Silah, as the investment director of MM CRUT LLC

9.	David Tordjman, as the adviser of the G2 Trust and Exempt G2 Trust and as the sole member of the investment committee of Palma Fiduciary, LLC of the MM 2020 Exempt Trust and PM 2021 Exempt Trust

10.	Nicolai Marciano, in his individual capacity